                                                                                                 NEWS

CONTACTS:
Crompton Corporation:
Investors: Media:	William Kuser Debra Durbin	(203) 573-2213 (203) 573-3005
Black Clawson Converting Machinery Company:
Media:	Mark Panozzo	(315) 598-7121, ext. 328

CROMPTON AND HAMILTON ROBINSON TO FORM
POLYMER PROCESSING EQUIPMENT JOINT VENTURE

Middlebury, CT and Stamford, CT, March 31, 2005--Crompton Corporation (NYSE: CK) and Hamilton Robinson LLC, a private equity firm, today announced that they have signed a definitive agreement to form a joint venture called Davis-Standard LLC (D-S LLC), combining their respective polymer processing equipment businesses.

D-S LLC, headquartered in Pawcatuck, Conn., will combine Crompton's Davis-Standard business and Hamilton Robinson's Black Clawson Converting Machinery Company (BCCM) and will have approximate annual revenues of $220 million with Crompton as the majority owner. The joint venture will be classified in Crompton's financials as an equity investment. The transaction, which is subject to regulatory approvals, is expected to close within the next 30 days.

"Our interests are very aligned with those of our partner - combining resources to capture synergies and achieve immediate performance improvement," said Crompton Chairman and CEO Robert L. Wood. "This industry has not yet recovered from the worst cyclical downturn in recent history. Given industry dynamics, we believe it is in the best interests of our shareholders for us to partner with a capable operator such as Black Clawson/Hamilton Robinson in order to leverage the benefits of industry consolidation."

Robert Ackley, president of Davis-Standard, said, "The combination with Black Clawson presents an excellent opportunity to increase the productivity and profitability of our customers worldwide. Joining forces will enable both companies to more efficiently allocate resources with regard to technology, delivery, commissioning, emergency service, customer support, research and development."

Mark Panozzo, president of Black Clawson, added, "Our objective for the new company is to focus on increasing customer value through improved product technology, global reach and enhanced local service and support."

Crompton's Davis-Standard business had 2004 revenues of approximately $180 million. Included in the joint venture are facilities in Pawcatuck, Conn.; and Somerville, N.J.; as well as in Germany and the UK. The business employs approximately 660 people, substantially all of whom will become D-S LLC employees after closing.

1

Black Clawson will contribute its Fulton, N.Y., facility. It employs approximately 150 people, substantially all of whom will also become D-S LLC employees after closing. Black Clawson is owned by Hamilton Robinson LLC, a private equity investor.

About Crompton Corporation
Crompton Corporation, with annual sales of $2.5 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

About Hamilton Robinson LLC
Hamilton Robinson LLC is a leading middle-market private equity investor which since 1984 has successfully backed independent management teams in manufacturing, service, and media businesses throughout North American and Europe.  For more information, visit www.hrco.com.

About Davis-Standard
Davis-Standard is a world leader in the manufacture and supply of rubber and plastics extrusion equipment and industrial blow-molding machines. Davis-Standard extrusion machines are used primarily for the packaging, automotive, construction and medical industries. Its customers are processors of extruded products, including plastic sheet and profiles used in appliances, cars, sports equipment and furniture. Customers also produce items such as medical tubing, plastic bags, roof membranes, fencing and decking materials, footwear, sanitary products and specific tire components. For more information, visit www.davis-standard.com.

About Black Clawson
Black Clawson Converting Machinery, Inc. designs and manufactures a wide range of equipment for the flexible web converting and plastics processing industries. Product lines include equipment for extrusion coating and laminating, cast film production, liquid coating and laminating, unwinding and winding and pelletizing; all supported by BC Encompass services. Some of the markets served include flexible packaging, tapes, labels, marking films, imaging media, pre-coated consumer and industrial products and resin production. For more information, visit, www.bcconverting.com.

Forward-Looking Statement
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which Crompton is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under Crompton's cost reduction initiatives, the amount of any additional earn-out payments from GE, the ability to successfully integrate Davis-Standard and Black Clawson into a joint venture, the success of the management group from Black Clawson in managing the joint venture, the ability to reduce Crompton's debt levels, and other risks and uncertainties detailed in Crompton's filings with the Securities and Exchange Commission. These statements are based on Crompton's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and Crompton's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by Crompton.

2